Exhibit 10.68

PATENT AND TECHNOLOGY LICENSE AND PURCHASE AGREEMENT

This Patent and Technology License and Purchase Agreement is entered into on 2 February, 2011 (“Signing Date”) by and between:

Hansen Medical, Inc., a company duly incorporated under the laws of the State of Delaware, having its registered office at 800 East Middlefield Road, Mountain View, CA 94043, USA (hereinafter referred to as “Hansen”),

and

Koninklijke Philips Electronics N.V., a company duly incorporated under the laws of The Netherlands, having its registered office in Eindhoven, The Netherlands and Philips Medical Systems Nederland B.V., a private company with limited liability and a Philips Healthcare company, having its registered office and its principal place of business at Veenpluis 4-6, 5684 PC, Best, The Netherlands (acting jointly and severally and hereinafter individually and collectively referred to as “Philips”).

Hansen and Philips are hereinafter also referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Hansen owns certain patents and other Intellectual Property (defined below) related to Fiber Optic Shape Sensing and Localization (“FOSSL”) Technology (defined below);

WHEREAS, Hansen has obtained rights to certain patents and other Intellectual Property related to FOSSL Technology from Luna Innovations, Inc. and Luna Technologies, Inc. (individually and collectively, “Luna”) through the Hansen-Luna Agreement (defined below) and the Development and Supply Agreement (defined below);

WHEREAS, Philips wishes to purchase certain Hansen patents and to acquire licenses to certain other Hansen patents and other Intellectual Property, all related to FOSSL Technology and Hansen is willing to sell and to license the same to Philips on the conditions set forth herein;

WHEREAS, Philips wishes to acquire, and Hansen is willing to arrange for SPE (defined below) to provide to Philips, a sublicense to practice under the patents and other Intellectual Property related to FOSSL Technology, which Hansen has licensed from Luna, on the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual obligations and covenants contained herein, the Parties have agreed as follows:

1.          Definitions.    The following terms when used in this Agreement shall have the respective meanings ascribed thereto below:

1.1        “Affiliate(s)” shall mean, with respect to a Party, any one or more legal entities (i) owned or controlled by the Party or, (ii) owning or controlling the Party, or (iii) owned or controlled by the legal entity owning or controlling the Party, but any such legal entity shall only be considered an Affiliate of a Party for as long as such direct or indirect ownership or control exists. For the purposes of this definition a legal entity shall be deemed to own or control another legal entity if more than 50% (fifty percent) of the voting stock of the latter legal entity, ordinarily entitled to vote in the meetings of shareholders of that entity (or, if there is no such stock, more than 50% (fifty percent) of the ownership of or control in the latter legal entity), is held, directly or indirectly, by the owning or controlling legal entity.

1.2        “Agreement” shall mean this Patent License and Purchase Agreement, including all its exhibits and annexes.

1.3        “Buy Back Field” shall mean a field in which Hansen receives nonexclusive rights and in which Hansen may exercise its rights to buy back IP from Philips if Philips fails to satisfy the Marketing Requirement for such field, pursuant to Section 4. The Buy Back Fields include: [***] For the avoidance of doubt, if Hansen or SPE exercises its buy back rights under Section 4.2 with respect to a particular Buy Back Field, Philips shall retain its rights hereunder or under the SPE-Philips Agreement within the SDOF Medical Robotics Field for all other Buy Back Fields for which Hansen or SPE has not exercised its buy back rights under Section 4.2 and for all activities licensed hereunder or sublicensed under the SPE-Philips Agreement within the SDOF Medical Robotics Field that are outside the Buy Back Fields.

1.4        “Capture Period” shall mean [***].

1.5        “Change of Control” shall mean with respect to a Party (a) the sale of all or substantially all of the assets of such Party to which this Agreement relates to a Third Party, or (b) a merger, consolidation or other reorganization of such Party which results in more than 50% (fifty percent) of the voting stock of the resulting or surviving entity being owned or held by persons other than those owning or holding the voting stock in such Party immediately prior to such transaction, or (c) the sale by one or more stockholders of such Party, in a single transaction or series of related transactions, of more than 50% (fifty percent) of the voting stock of such Party to one or more third parties who are at the time of such sale unaffiliated with any stockholders of such Party.

1.6        “Closing” shall have the meaning given to such term in Section 3.1 below.

1.7        “Closing Date” shall have the meaning given to such term in Section 3.1 below.

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

1.8        “Colonoscopy Non-Robotic Field” shall mean [***]

1.9        “Development and Supply Agreement” shall mean the agreement entitled “Development and Supply Agreement” between Hansen and Luna Innovations, Inc. dated January 12, 2010, as amended pursuant to Amendment No. 1 to Development and Supply Agreement dated as of February 17, 2010 and Amendment No. 2 to Development and Supply Agreement dated as of April 2, 2010 (and as may be amended from time to time by other, later amendments, provided that the rights given to Philips under this Agreement shall not be affected by such other, later amendment(s)).

1.10      “Endoluminal Non-Robotic Field” shall mean [***]

1.11      “Fiber Optic Shape Sensing Localization Technology” or “FOSSL Technology” shall mean [***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

[***]

1.12      “FOSSL Enabled Product Payment” shall mean the [***] payment due by Philips for the sale of FOSSL Systems. The FOSSL Enabled Product Payment is limited by the conditions stated in Section 3.3.

1.13      “FOSSL IP” shall mean the Purchased Hansen Patents and Licensed Patents, and all other Licensed Hansen IP and Licensed Luna IP. FOSSL IP includes copyrighted or copyrightable works, object code, source code, and manuals (in all such cases which otherwise fall within the foregoing definition) to the extent described in Section 2.4.

1.14      “FOSSL System” shall mean [***]

1.15      “Hansen Group 1 Patents” shall mean the patent applications and patents listed on Exhibit E; together with any renewal, division, continuation, continued prosecution application or continuation-in-part of any of such patents, certificates and applications, any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, provisional filings, parent applications, renewals, substitutions, confirmations, registrations and revalidations of or to any of the foregoing, and any foreign counterparts of any of the foregoing.

1.16      “Hansen Group 2 Patents” shall mean the patent applications and patents listed on Exhibit F; together with any renewal, division, continuation, continued prosecution application or continuation-in-part of any of such patents, certificates and applications, any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, provisional filings, parent applications, renewals, substitutions, confirmations, registrations and revalidations of or to any of the foregoing, and any foreign counterparts of any of the foregoing, in each case to the extent claiming any FOSSL Technology, including any part, aspect, feature or embodiments of any FOSSL Technology.

1.17      “Hansen Group 3 Patents” shall mean the patent applications and patents listed on Exhibit G; together with any renewal, division, continuation, continued prosecution application or continuation-in-part of any of such patents, certificates and applications, any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, provisional filings, parent applications, renewals, substitutions, confirmations, registrations and revalidations of or to any of the foregoing, and any foreign counterparts of any of the foregoing, in each case to the extent claiming any FOSSL Technology, including any part, aspect, feature or embodiments of any FOSSL Technology.

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.18      “Hansen-Intuitive Cross License Agreement” shall mean the Cross License Agreement between Intuitive Surgical, Inc. and Hansen, effective as of January 12, 2010.

1.19      “Hansen-Luna Agreement” shall mean the agreement entitled “License Agreement Between Hansen and Luna” dated January 12, 2010.

1.20      “Hansen Product” shall mean any Product developed, made or commercialized by or for Hansen or its Affiliates in any country or territory in the world (or any component or subsystem thereof).

1.21      “Intellectual Property” or “IP” shall mean:

(i) inventions and discoveries, whether patentable or not, all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues;

(ii) Trade Secrets;

(iii) to the extent not meeting the definition of Trade Secrets, other confidential information, know-how, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists;

(iv) published and unpublished works of authorship, whether copyrightable or not, including, without limitation, databases or other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and

(v) all other generally recognized intellectual property or proprietary rights (excluding trademarks and similar rights in marks, names and logos).

1.22      “Interrogator” shall mean [***].

1.23      “Intuitive-Luna Agreement” shall mean that certain Development and Supply Agreement dated June 11, 2007 between Intuitive Surgical, Inc. (“Intuitive”) and Luna Innovations Incorporated, as restated and amended by Luna and Intuitive as of January 12, 2010 pursuant to the Amendment to the 2007 Development and Supply Agreement.

1.24      “IP Security Agreement” shall mean the Intellectual Property Security Agreement between SPE and Philips securing certain obligations of SPE to Philips under the SPE-Philips Agreement.

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

1.25      “Licensed Fields” shall mean the Vascular Non-Robotic Field, the Endoluminal Non-Robotic Field, the Non-Robotic Medical Devices Field (including the Colonoscopy Non-Robotic Field), the Orthopedics Field, and the SDOF Medical Robotics Field.

1.26      “Licensed Hansen IP” shall mean :

(a) [***]

(b) [***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.27      “Licensed Hansen Patents” shall mean the Hansen Group 2 Patents and the Hansen Group 3 Patents.

1.28      “Licensed Luna IP” shall mean [***]

1.29      “Licensed Luna Patents” shall mean [***]

1.30      “Licensed Patents” shall mean the Licensed Hansen Patents and the Licensed Luna Patents.

1.31      “Luna-Philips Joint Development Agreement” shall mean any future agreement between Luna and Philips (or a present or future Affiliate of Philips) in effect within the Capture Period, whereby Luna and Philips (or its Affiliates) jointly develop technology (and/or Luna develops technology for Philips) in the field of FOSSL Technology.

1.32      “Medical Robotics Field” shall mean [***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.33      “Naked License” or “Naked Sublicense” shall mean [***]

1.34      [***].

1.35      [***]

1.36      [***]

1.37      “Non-Robotic Medical Devices Field” shall mean [***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.38      “Orthopedics Field” shall mean [***]

1.39      “Out-Licensing Payments” shall mean the payments due by Philips to Hansen pursuant to Section 3.5 and SPE pursuant to Section 3.3 of the SPE-Philips Agreement for any Naked License or Naked Sublicense or cross license described in Section 3.5 or Section 3.3 of the SPE-Philips Agreement under any of the FOSSL IP rights of Philips (including to the Licensed Luna IP or Licensed Hansen IP) acquired under this Agreement or the SPE-Philips Agreement.

1.40      “Philips FOSSL IP” shall mean [***]

1.41      “Product(s)” shall mean any device, instrument, diagnostic, therapeutic, product, system, application, or service. For the avoidance of doubt, it is the Parties’ understanding that consumables are included within Product.

1.42      “Purchased Hansen Patents” shall mean the Hansen Group 1 Patents.

1.43      “Reasonably Perceived Net Value” shall have the meaning given to such term in Section 3.5.1.

1.44      “Royalty Reporting Form” shall mean a written statement in the form as attached hereto as Annex 1 signed by a duly authorized officer on behalf of Philips.

1.45      “SDOF Medical Robotics Field” shall mean [***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.45.1 “SDOF Endoluminal Robotics Field” shall mean [***]

1.45.2 “SDOF Orthopedics Robotics Field” shall mean [***]

1.45.3 “SDOF Vascular Robotics Field” shall mean [***]

1.46      “Security Agreement” shall mean the Security Agreement between SPE and Philips securing certain obligations of SPE to Philips under the SPE-Philips Agreement.

1.47      “Sensor” shall mean [***].

1.48      “Signing Date” shall have the meaning given to such term on the first page of this Agreement.

1.49      “SPE” shall mean ECL7, LLC, a Delaware limited liability company.

1.50      “Technology” shall mean any technical information, know-how, processes, procedures, methods, formulae, protocols, techniques, software, computer code (including both object and source code), documentation, works of authorship, data, designations, designs, devices, prototypes, substances, components, inventions (whether or not patentable), mask works, ideas, trade secrets and other information or materials, in tangible or intangible form.

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

1.51      “Term” shall have the meaning set forth in Section 13.1 below.

1.52      “Third Party” shall mean any entity other than a Party or an Affiliate of a Party.

1.53      “Trade Secret” shall mean information and know-how to the extent that such information or know-how (a) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets may include, but is not limited to confidential information, know-how, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists that meet the foregoing definition.

1.54      “Vascular Non-Robotic Field” shall mean [***]

2.	License and Transfer of Rights

2.1        License Grants to Hansen Intellectual Property

2.1.1                Non-Robotic Medical Devices Field; SDOF Medical Robotics Field. Subject to the terms and conditions of this Agreement and prior Hansen commitments specified in Exhibit H and in the Hansen-Luna Agreement, Hansen hereby grants to Philips and its present and future Affiliates, effective as of the Closing, a nonexclusive, worldwide, transferable (subject to Section 17 of this Agreement) license under the Licensed Hansen IP to research, develop, make, have made, use, have used, import, sell, have sold and otherwise commercialize and exploit Products in each case solely within the Non-Robotic Medical Devices Field (which includes, for the avoidance of doubt, the Colonoscopy Non-Robotic Field) and SDOF Medical Robotics Field. To avoid doubt, the foregoing license shall be subject to the rights and licenses granted by Hansen to Intuitive under the Hansen-Intuitive Cross License Agreement (including Section 2.1 of the Hansen-Intuitive Cross License Agreement); and subject to the terms and conditions of such agreement, Intuitive shall continue to enjoy its rights and licenses thereunder.

2.1.2                Vascular Non-Robotic Field, Endoluminal Non-Robotic Field and Orthopedics Field. Subject to the terms and conditions of this Agreement and prior Hansen commitments specified in Exhibit H, Hansen hereby grants to Philips and its present and future Affiliates, effective as of the Closing, a worldwide, transferable (subject to Section 17 of this Agreement) license (with the right to sublicense through one or multiple tiers solely as set forth in this Section 2.1.2 below) under the Licensed Hansen IP to research, develop, make, have made, use, have used, import, sell, have sold and otherwise commercialize and exploit Products in each case solely within the Vascular Non-Robotic Field, Endoluminal Non-Robotic Field and Orthopedics Field. The foregoing license shall be exclusive with respect to the Hansen Group 2 Patents (subject to the rights of Luna and Intuitive under the Hansen-Luna Agreement and Hansen-Intuitive Cross License Agreement) and nonexclusive with respect to all other licensed Hansen patents and patent applications (including, to be clear, the Hansen Group 3 Patents).

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

2.1.3                [***]

2.1.4                [***]

2.1.5                Further Transfers of Licensed Hansen IP. In the event that Hansen would sell, assign or otherwise transfer ownership in any of the Licensed Hansen IP to an Affiliate or a Third Party, Hansen shall explicitly stipulate that the rights and licenses granted to Philips and its present and future Affiliates pursuant to this Agreement shall remain in force and any transfer or assignment not so construed shall be null and void. An identical obligation shall be imposed by Hansen on the acquirer, including the obligation to impose the same on every subsequent acquirer or assignee.

2.2        PURCHASED HANSEN PATENTS

2.2.1                Assignment. Subject to the terms and conditions of this Agreement (including without limitation the payment required by Section 3.2) and prior Hansen commitments (including any licenses or other rights granted by Hansen prior to the Signing Date) regarding the Purchased Hansen Patents (each of which prior Hansen commitments are listed in Exhibit H and in the Hansen-Luna Agreement), at the Closing, Hansen shall sell to Philips all right, title and interest in the Purchased Hansen Patents and shall execute the associated assignment form found at Annex 2. Until Hansen transfers all patent files directly associated with the Purchased Hansen Patents, Hansen shall maintain all patent files directly associated with the Purchased Hansen Patents in good standing. To avoid doubt, the Purchased Hansen Patents shall remain subject to any rights or licenses granted under such Purchased Hansen Patents under (and the applicable terms and conditions of) the agreements listed in Exhibit H. To further avoid doubt, the foregoing assignment shall be subject to the rights and licenses granted by Hansen (a) to Luna under the Hansen-Luna Agreement (including Section 2.2(b) of the Hansen-Luna Agreement) and (b) to Intuitive under the Hansen-Intuitive Cross License Agreement (including Section 2.1 of the Hansen-Intuitive Cross License Agreement); and subject to the terms and conditions of each of such agreements, each of Luna and Intuitive shall continue to enjoy its rights and licenses thereunder.

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

2.2.2                Grantback License. Effective as of the Closing, Philips hereby grants to Hansen and its Affiliates a world-wide, royalty-free, exclusive (subject to Philips’ nonexclusive retained rights to research, develop, make, have made, use, have used, import, sell, have sold and otherwise commercialize and exploit Products in each case solely within SDOF Medical Robotics Field), irrevocable license under the Purchased Hansen Patents for the lifetime of each patent right, to use and practice the Purchased Hansen Patents for and in any and all activities and applications in the SDOF Medical Robotics Field, Medical Robotics Field and in any Buy Back Field for which Hansen has exclusive or nonexclusive rights pursuant to Section 4.2 that Hansen or its Affiliates (or any of their respective sublicensees) see fit, including, without limitation, the right to research, develop, make, have made, use, have used, import, sell, have sold, offer to sell and otherwise commercialize and exploit any Product (including software), process or service including the right to have any such Product, process or service made for it and/or its Affiliates or sold or otherwise disposed of for it or its Affiliates by third parties and to grant to Luna and Intuitive rights under the Purchased Hansen Patents to enable the continued grant of rights with respect to the Purchased Hansen Patents as set forth in the Hansen-Luna Agreement and the Hansen-Intuitive Cross License Agreement. Subject to Intuitive’s rights under the Hansen-Intuitive Cross License Agreement or Luna’s rights under the Hansen-Luna Agreement, with respect to the SDOF Medical Robotics Field, the foregoing license shall be sublicenseable by Hansen (through one or multiple tiers) solely in connection with Hansen Products, and sublicensees shall not have the right to enforce the licensed rights. Subject to Intuitive’s rights under the Hansen-Intuitive Cross License Agreement or Luna’s rights under the Hansen-Luna Agreement, with respect to the Medical Robotics Field outside of the SDOF Medical Robotics Field, the foregoing license shall be sublicenseable by Hansen (through one or multiple tiers) in connection with any Products. To avoid doubt, (a) Luna has and shall have the right to sublicense (through one or multiple tiers) the Purchased Hansen Patents outside the Medical Robotics Field, outside the Orthopedics Field, outside the Vascular Non-Robotic Field and outside the Endoluminal Non-Robotic Field (and within such excluded fields solely to the extent of the scope of Luna’s retained rights expressly described in the Hansen-Luna Agreement) as set forth in Section 2.2(b) of the Hansen-Luna Agreement; and (b) Intuitive has and shall have the right to sublicense (through one or multiple tiers) the Purchased Hansen Patents within the Medical Robotics Field as set forth in Section 2.1 of the Hansen-Intuitive Cross License Agreement.

2.2.3     Further Transfers of Purchased Hansen Patents. In the event that Philips would sell, assign or otherwise transfer ownership in any of the Purchased Hansen Patents to an Affiliate or a Third Party, Philips shall explicitly stipulate that (a) such transfer shall be subject to any rights or licenses granted under such Purchased Hansen Patents under (and the applicable terms and conditions of) the agreements listed in Exhibit H and the Hansen-Luna Agreement and (b) the rights and licenses granted to Hansen and its Affiliates pursuant to this Agreement shall remain in force, and any transfer or assignment not so construed shall be null and void. An identical obligation shall be imposed by Philips on the acquirer, including the obligation to impose the same on every subsequent acquirer or assignee.

2.3        Acknowledgement Regarding Agreements Among Hansen, Luna and Intuitive. Philips has reviewed the agreements provided by Hansen listed in Exhibit H. Based on these agreements, Philips acknowledges as follows: The licenses granted under the Licensed Hansen IP pursuant to Section 2 of this Agreement, to the extent they include (or come to include) sublicenses under patents or Technology of a Third Party, shall be subject to the terms and conditions of the agreement governing the license under which the sublicense is granted. Philips agrees (a) that the Purchased Hansen Patents and the Licensed Hansen IP licensed to Philips hereunder is subject to the terms and conditions of the Development and Supply Agreement, (b) to materially comply with the terms and conditions of the Development and Supply Agreement as a licensee of Hansen and (c) this Agreement shall not prevent or prohibit Hansen and Luna from entering into other development and supply agreements between them provided that such agreements are not inconsistent with any other term of this Agreement. Further, Philips acknowledges and agrees that the rights licensed to Philips hereunder shall be subject to the rights and licenses granted by Hansen to Intuitive pursuant to the Hansen-Intuitive Cross License Agreement and subject to certain limited rights and licenses retained by and/or granted to Luna pursuant to the Hansen-Luna Agreement and the Development and Supply Agreement.

2.4        Clarification Regarding Copyrights. With respect to Technology licensed by Hansen to Philips under this Agreement that includes software, works of authorship or copyrighted materials, such licenses shall include the right to copy, modify and make derivative works thereof (and the right to use any ideas, concepts, algorithms and other information contained therein) within the fields and pursuant to the terms and conditions otherwise provided in this Agreement, regardless of when or whether provided or disclosed to Philips. The foregoing shall not be construed to require the delivery or provision of any particular software (or source code), works of authorship or copyrighted materials except to the extent specifically provided in this Agreement or otherwise agreed upon in writing by the Parties.

2.5        Philips FOSSL IP. Effective as of the Closing, Philips hereby grants to Hansen and its present and future Affiliates a nonexclusive, worldwide, transferable (subject to Section 17 of this Agreement) license (with the right to sublicense through one or multiple tiers solely for Hansen Products) under the Philips FOSSL IP to research, develop, make, have made, use, have used, import, sell, have sold and otherwise commercialize and exploit Products, in each case solely within the Medical Robotics Field (including, to avoid doubt, the SDOF Medical Robotics Field). [***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

2.6        Reservation of Rights. Except for the rights and licenses expressly granted to Philips hereunder, Hansen shall retain all right, title and interest in and to: (a) the Licensed Hansen IP and all of Hansen’s other Intellectual Property; and (b) as between the Parties, all of Hansen’s right, title and interest in and to the Licensed Luna IP. Hansen does not grant to Philips any rights or licenses in or to any patents, Technology or other intellectual property, whether by implication, estoppel, or otherwise, except to the extent expressly provided in this Agreement.

2.7        Philips-Luna Agreement. Based on Philips’ representation to Hansen, Hansen hereby consents and acknowledges that Philips entered into a springing direct license with Luna for Licensed Luna IP (i.e., a license from Luna to Philips for Licensed Luna IP (of the same scope as the license therefor under this Agreement) which will become effective immediately without any further action by Philips, if and to the extent the Hansen-Luna Agreement is terminated, or if rejected by reason of any bankruptcy, insolvency, or other creditor arrangement or proceeding commenced by or against Hansen or its Affiliates. Hansen also consents and acknowledges that Philips may enter into its own development agreements with Luna in the Non-Robotic Medical Devices Field and SDOF Medical Robotics Field (as those terms are defined in the Hansen-Luna Agreement), and that Hansen consents to such agreements, subject to any rights it may have under the Hansen-Luna Agreement and the Development and Supply Agreement [***]

3.          Payment and Reporting

3.1        Closing. Subject to the terms and conditions hereof, the consummation of the sale of Purchased Hansen Patents and the effectiveness of the licenses granted hereunder (the “Closing”) will take place at 10:00 a.m. (EST) on the third (3rd) Business Day following the date on which all of the conditions set forth in Section 10.4 have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date), unless another time and/or date is agreed to in writing by Hansen and Philips (the “Closing Date”). The Closing shall be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, unless another place is agreed to in writing by the Parties hereto.

3.2        Initial Payment. At the Closing, Philips shall pay to Hansen an initial non-refundable, non-creditable payment of [***]. Until such payment is made by Philips, no licenses or assignments granted under this Agreement shall be deemed effective. The Parties acknowledge that, subject to the terms and conditions of the SPE-Philips Agreement, Philips is required to make a separate initial payment of [***] to SPE in consideration of the rights granted with respect to the Licensed Luna IP under the SPE-Philips Agreement.

3.3        FOSSL Enabled Product Payments. In further consideration of the rights granted hereunder by Hansen to Philips, following the Closing, Philips shall make a royalty payment in the form of a FOSSL Enabled Product Payment to Hansen for each calendar year [***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

For all FOSSL Systems for which a FOSSL Enabled Product Payment is due, the FOSSL Enabled Product Payments made in a given calendar year shall be an amount which is equal to [***]

3.3.1     Extension. If any Buy Back Period is extended or tolled pursuant to Section 4.3 and/or Section 4.4, the time period during which FOSSL Enabled Product Payments are due under Section 3.3 shall be extended with respect to that specific Licensed Field for an amount of time equivalent to the amount by which any Buy Back Period is so extended or tolled. For avoidance of doubt, if the Vascular Buy Back Period is extended for six (6) months, the payment period of Section 3.3 would be extended for six (6) months for sales in the Vascular Non-Robotic Field only.

3.4        Reduction Due to Royalty Stacking. In the event that Philips reasonably believes that it is required to make any royalty or similar payments to a Third Party for FOSSL Technology in order to exploit the licenses granted under Article 2 to Philips for Licensed Hansen IP and/or under Article 2 of the SPE-Philips Agreement for Licensed Luna IP, Philips may deduct from the FOSSL Enabled Product Payments payable to Hansen pursuant to Section 3.3 of this Agreement or Section 3.2 of the SPE-Philips Agreement, [***]

3.5        Naked (Sub)licenses and Cross Licenses.

3.5.1                If Philips or its Affiliates enters into a Naked License or Naked Sublicense based on the FOSSL IP then Philips shall pay [***] Philips will notify Hansen promptly, and in any event within [***] following the execution of any Naked License or Naked Sublicense, which will include a description of the terms of such license, and will thereafter notify Hansen within [***] of receipt of consideration therefrom, which will include [***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Out-Licensing Payments will be due within sixty (60) days of receiving an invoice for such payment. With each Out-Licensing Payment, Philips shall provide Hansen a written report specifying in reasonable detail the form of underlying revenue received or grant given and the calculation of any applicable exclusions specified in this Section 3.5.

3.5.2                If Philips or its present or future Affiliates enters into a cross-license based on the FOSSL IP, and the FOSSL IP is material to the cross license, then Philips shall pay [***]

3.6        Limitation on Payments. Notwithstanding any provision herein, the FOSSL Enabled Product Payment is limited to FOSSL Systems and shall not apply to any other product or process derived from the Licensed Hansen IP or Licensed Luna IP including, but not limited to, [***] that do not meet the definition of a FOSSL System.

3.7        Wiring Instructions. All payments by Philips to Hansen under this Agreement shall be made by wire in U.S. Dollars to the account designated by Hansen in writing.

3.8        Reporting. Subject to the extensions described in Section 3.3.1 above, within thirty (30) calendar days following [***] Philips shall submit to Hansen (even in the event that no FOSSL Systems have been manufactured or sold) a Royalty Reporting Form, duly completed by an authorized officer of Philips. Royalty reports shall start with the first calendar quarter after shipment of the first FOSSL System for commercial sale, and end with the reporting period that ends [***] subject to the extensions described in Section 3.3.1 above.

3.9        Timing; Late Payments. Together with submission of Philips’ Royalty Reporting Form, subject to Section 3.3, Philips shall pay the corresponding FOSSL Enabled Payment due to Hansen hereunder within [***] of receiving an invoice for such payment. Any undisputed amounts not paid when due under this Agreement shall automatically accrue interest from the date when due until actually paid at a rate equal to the sum of [***] plus the prime rate of interest quoted in the Wall Street Journal (West Coast edition) calculated daily on the basis of a 365-day year, or if such edition is unavailable, a similar reputable data source; provided, however, that in no event shall such rate exceed the maximum annual interest rate permitted under applicable law. For the avoidance of doubt, the accrual of interest shall not apply to the initial payment due under this Agreement.

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

3.10      Taxes. In the event that the governmental authorities of any country imposes any withholding taxes on payments made by Philips to Hansen hereunder and requires Philips to withhold such tax from such payments, Philips may reduce the payment due by the amount of such tax. In such event, Philips shall promptly provide Hansen with tax receipts issued by the relevant tax authorities and with reasonable assistance in obtaining any credits for, and reductions to or exemptions from, such amounts.

3.11      Records. Philips shall (and shall ensure that its Affiliates and their respective licensees and sublicensees, as applicable) maintain complete, true and accurate books of accounts and records reasonably sufficient for the purpose of determining the payments to be made to Hansen under this Agreement for at least [***] following the end of the calendar quarter to which they pertain. Hansen may at its own expense audit such books of account limited to Philips’ (and its Affiliates’ and their respective licensees’ and sublicensees’) sale of the FOSSL Systems and the revenue and Licensing Out Costs described in Section 3.5 at the place where such books are kept, in order to verify Philips’ royalty statements provided for in this Article 3. Any such audit shall be conducted only once per calendar year per set of books, upon at least 21 days prior written notice and by an independent professional auditor reasonably acceptable to Philips and bound by written confidentiality obligations, during normal business hours and in such a manner as not to interfere unduly with normal business activities. A copy of any report made by such auditor shall be delivered to Philips at the same time as such report is delivered to Hansen. No audit in respect of any royalty statement shall commence later than [***] from the date of such royalty statement, and only one audit shall be conducted in respect of any such statement, except that if any material errors or discrepancies are uncovered during an audit, more audits shall be allowed until such material uncovered errors or discrepancies are resolved. Any materials created by the audit shall be treated by Hansen and Philips as confidential information.

3.12        Reports in General. Philips’ royalty statements and its accounting records shall be final and binding on Hansen unless (a) written detailed objection to them is given to Philips by Hansen within [***] from the date of the relevant statement and unless any action or proceedings in respect of the same are commenced within twelve months from the date of such written objection, (b) an audit uncovers a material error or discrepancy or (c) such statements and records are the subject of fraud, gross negligence or a breach of this Agreement.

3.13        Confidential Nature of Reports. The Royalty Reporting Forms provided by Philips to Hansen under this Article 3 in writing and marked as Confidential shall be treated by Hansen as confidential.

3.14        Additional Payment Reductions. In the event that all of the Licensed Patents and all of the Hansen Purchased Patents covering a FOSSL System are declared invalid by a court or governmental authority of competent jurisdiction (and from which decision no appeal is taken or can be taken), Philips may deduct [***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

3.15      Additional Payment Reductions For Non-Patent FOSSL IP. For a given FOSSL System, Naked License, Naked Sublicense or cross license (as described in Section 3.5 of this Agreement or Section 3.3 of the SPE-Philips Agreement), FOSSL Enabled Product Payments under Section 3.3 of this Agreement and Section 3.2 of the SPE-Philips Agreement for such FOSSL System and Out-Licensing Payments for such Naked License, Naked Sublicense or cross license under Section 3.5 of this Agreement or Section 3.3 of the SPE-Philips Agreement will be reduced by an additional [***] (a) the event described in Section 3.14 occurs and (b) the FOSSL System, Naked License, Naked Sublicense or cross license only includes non-patent FOSSL IP or FOSSL Technology that is not subject to copyright protection, and:

a) was known to the general public before the Signing Date;

b) was rightfully known by Philips or its present or future Affiliate before receipt from Hansen or Luna;

c) becomes rightfully known to Philips or its present of future Affiliate from a source other than Hansen or Luna without breach of a duty of confidentiality to Hansen or Luna or its Affiliates; or

d) is independently developed by Philips or its present or future Affiliate without the use of or access to the confidential information or other FOSSL IP of Hansen or Luna.

[***]

4.	Anti-Shelving Provisions

4.1        Marketing Requirement; Buy Back. Philips (or its present or future Affiliates) shall [***]

4.1.1     Vascular Buy Back Period. Subject to any applicable cure period in Section 4.2, or any extensions set forth in Section 4.3, Philips (or its present or future Affiliates or their respective licensees or sublicensees) shall [***] (“Vascular Buy Back Period”).

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

4.1.2     Endoluminal Buy Back Period. Subject to any applicable cure period in Section 4.2, or any extensions set forth in Section 4.3, Philips (or its present or future Affiliates or their respective licensees or sublicensees) shall [***]

4.1.3     Orthopedics Buy Back Period. Subject to any applicable cure period in Section 4.2, or any extensions set forth in Section 4.3, Philips (or its present or future Affiliates or their respective licensees or sublicensees) shall [***] (“Orthopedics Buy Back Period”). The Marketing Requirement for the Orthopedics Buy Back Field shall also be met in the Orthopedics Buy Back Period [***]

4.1.4     For avoidance of doubt, such Marketing Requirements under this Section 4.1 in the respective Buy Back Fields are one time requirements for each applicable Buy Back Field.

4.2        Cure Periods. Philips shall have [***] after such time period to cure any Marketing Requirement deficiency. If Philips does not cure within such [***] period, then: (a) Philips shall grant (and hereby grants, effective upon the end of the Vascular Buy Back Period for the Vascular Buy Back Field if the Marketing Requirement for (i) above is not met, upon the end of the Endoluminal Buy Back Period for the Endoluminal Buy Back Field if the Marketing Requirement for (ii) above is not met, and upon the end of the Orthopedics Buy Back Period for the Orthopedics Buy Back Field if the Marketing Requirement for (iii) above is not met) a nonexclusive, worldwide, transferable, royalty-free, fully paid up license (with the right to sublicense through one or multiple tiers) under the Purchased Hansen Patents and Licensed Hansen IP to Hansen and under the Licensed Luna IP to SPE to research, develop, make, have made, use, have used, import, sell, have sold and otherwise commercialize and exploit Products in each case solely within the applicable Buy Back Field(s) for which the Marketing Requirement has not been met within the time periods specified above; (b) Philips hereby grants to Hansen (with respect to the foregoing license granted to Hansen) and to SPE (with respect to the foregoing license granted to SPE) the option (which must be exercised within [***] to convert the foregoing license granted to Hansen and SPE in clause (a) from a nonexclusive license to an exclusive license (except with respect to the SDOF Endoluminal Robotics Field, SDOF Orthopedics Robotics Field and SDOF Vascular Robotics Field, for which Philips acknowledges that the licenses granted to Philips in Section 2.1.1 of the SPE-Philips Agreement and Section 2.1.1 of this Agreement shall terminate), exercisable by written notice to Philips and payment [***] (“Buy Back Price”); and (c) the scope of the licenses and rights granted to Philips for such Buy Back Field pursuant to this Agreement and the SPE-Philips Agreement shall be automatically adjusted with no further action required by the Parties to reflect the license rights of Hansen and SPE under clauses (a) and/or (b) (e.g., the applicable licenses granted to Philips shall be terminated so that the corresponding rights revert back to Hansen and SPE (as applicable), together with all rights to enforce the applicable patents in the applicable Buy Back Field, notwithstanding anything to the contrary set forth in Article 12). The Parties shall, however, agree upon which Party will prosecute and maintain any pending or future patent or patent application(s) relating to the Licensed Patents. To be clear, with the exception of prosecution, if Hansen exercises its option for a Buy Back Field pursuant to clause (b), Philips shall thereafter have no rights under the FOSSL IP licensed from Hansen or SPE for such Buy Back Field.

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

[***]

4.3        Potential Extension of Buy Back Periods. The Vascular Buy Back Period, Endoluminal Buy Back Period and Orthopedics Buy Back Period (each, a “Buy Back Period”) may be extended under either Section 4.3.1 or Section 4.3.2 but not both. To be clear, if Philips elects to extend a Buy Back Period under Section 4.3.1, Philips may not also elect to extend the same Buy Back Period under Section 4.3.2, and vice versa.

4.3.1     [***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

4.3.2     [***]

4.4        Tolling. Notwithstanding anything to the contrary set forth in this Agreement, if Philips is delayed or prevented from meeting the Marketing Requirement due to the institution of a legal claim brought by a Third Party against Philips or its present or future Affiliates or administrative proceeding relating to the subject matter of this Agreement or the existence of licensing negotiations in connection with a potential legal claim brought by a Third Party against Philips or its present or future Affiliates relating to the subject matter of this Agreement, the Buy Back Period shall be tolled until such reason for Philips’ inability to meet the Marketing Requirement is eliminated.

5.          Source Code Escrow. During the period commencing on the Closing Date and ending fifteen (15) years thereafter, Hansen shall deposit and maintain in escrow all source code within the Licensed Hansen IP and Licensed Luna IP (and documentation, libraries, tools, utilities and other related materials reasonably necessary for the installation, testing, deployment, operation, modification or use of such software source code) in Hansen’s possession and under Hansen’s control for software necessary to operate Products within the Licensed Fields and using FOSSL Technology, or developed by Hansen pursuant to any separate agreement with Philips and involving or relating to FOSSL Technology as imaged on a hard drive (collectively, “Source Code Materials”) with [***] (or, if [***] is not reasonably available, with another reputable software escrow company to be mutually agreed by the Parties).

5.1        During such period, Hansen shall periodically update such Source Code Materials with the latest versions thereof in Hansen’s possession and under Hansen’s control.

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

5.2        During such period, the Source Code Materials shall be released to Philips in the event of the bankruptcy, liquidation or insolvency of Hansen or an assignment for the benefit of creditors by Hansen, or in the event that Philips requires access to the Source Code Materials to comply with any governmental request. In addition, unless otherwise provided for separately in an agreement between Hansen and Philips, if Philips requests modifications to software licensed hereunder, including without limitation bug fixes or additional functionality requested by Philips, and Hansen refuses to perform the development, maintenance or support of such software requested by Philips at Hansen’s standard rates or other reasonable and customary terms (it being understood that Hansen has no obligation to do so), then Hansen shall cause the release of the applicable portion of the software to Philips. Philips shall protect the confidentiality of any source code made available to it hereunder with the same degree of care it uses to protect its own source code and in any event no less than reasonable care.

5.3        All fees and expenses payable to [***] (or such other escrow company, if any) for the establishment and maintenance of such escrow arrangement shall be [***]

5.4        If Hansen has in Hansen’s possession and under Hansen’s control any source code within the Licensed Luna IP (e.g., after the release of such source code to Hansen pursuant to the terms and conditions of Hansen’s escrow agreement with Luna, in the event of a default by Luna which causes such source code to be released from escrow), Hansen shall deposit such source code into escrow for inclusion as part of the Source Code Materials hereunder.

6.          Non-Competition. Except for Hansen Products within a Buy Back Field for which Hansen obtains rights pursuant to Section 4, during the Term of the Agreement, Hansen shall not directly or indirectly develop, manufacture, distribute, sell or market any Hansen Products in the Vascular Non-Robotic Field, the Endoluminal Non-Robotic Field, the Non-Robotic Medical Devices Field (including the Colonoscopy Non-Robotic Field), and the Orthopedics Field. To avoid doubt, the foregoing covenant shall not be read or interpreted to extend to the SDOF Medical Robotics Field and the Medical Robotics Field. The covenant of this Section 6 shall not apply to any entity that acquires Hansen, by a Change of Control or otherwise, or any other Affiliate of Hansen following a Change of Control of Hansen or its Affiliates, with respect to any intellectual property rights that such entity owned or otherwise controlled prior to the Change of Control or after such Change of Control (other than the FOSSL IP), or with respect to any activities already done by that entity prior to the Change of Control or after such Change of Control (other than in connection with the FOSSL IP).

7.          Hansen Consulting Services. If the Parties mutually agree pursuant to a separate written agreement for consulting services related to the FOSSL Technology licensed hereunder, Hansen shall provide such consulting services to Philips on a time and materials basis at Hansen’s then-current rates or such other rates as the Parties may agree in such written agreement.

8.          Reports Regarding Progress under Hansen-Luna Agreements and Delivery of FOSSL Technology.

8.1        During the Capture Period, Hansen shall keep Philips reasonably informed on a reasonably frequent basis (at least [***]) of progress made by Hansen and, to the extent known to Hansen, by Luna under any agreement between Hansen and Luna for FOSSL Technology. This reporting shall be done in writing to the attention of [***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

8.2        Hansen will notify Philips of, and will not object to a designee of Philips attending, the CTO meetings specified in Section 2.3(f) of the Hansen-Luna Agreement; provided, however, that Philips’s right to attend each such meeting shall be subject to the execution of appropriate confidentiality agreements and Luna’s prior written consent (in Luna’s sole discretion) with respect to each meeting.

            8.3        Delivery of FOSSL Technology. Within [***] of the Closing Date and on a [***] basis thereafter during the Capture Period for each party, to the extent in such Party’s possession and in the form of (1) copies of any then-existing reports, summaries, memorandums, articles, invention disclosures, patents and patent applications, in each case (A) to the extent not already disclosed to the other Party and (B) in any event (i) excluding documents to the extent covered by attorney-client privilege, (ii) excluding inventor notebooks, incomplete draft documents and mere email correspondence (but not excluding attached documents to the extent constituting the foregoing documents), and (iii) excluding any information restricted from disclosure to the other Party under third party confidentiality obligations, or (2) a document prepared by such Party that provides the substance of the responsive information that otherwise would be provided pursuant to clause (1): (a) Hansen shall provide to Philips all FOSSL Technology meeting the foregoing that is described in Sections 1.26(b) and 1.28(b) to Philips, to the attention of [***] and (b) Philips shall provide to Hansen all FOSSL Technology meeting the foregoing that is described in Section 1.40(b), to the attention of [***] or his/her successor based on Hansen’s notification. With each disclosure, the disclosing Party shall provide a written summary identifying and generally describing the items disclosed. The disclosing Party shall reasonably respond to limited, brief follow-up inquiries from the receiving Party regarding the items disclosed by such Party under (1) and/or (2) above for the purpose of confirming and complementing the sufficiency of the disclosures above. Disclosures required by the foregoing shall exclude software source code and related documentation and algorithms designed for the purpose of incorporation into source code (without limiting the provisions of Section 5 of this Agreement). However, the foregoing obligations of this Section 8.3 shall not require the disclosing Party to generate any new documents, reports or other materials that do not already exist (except to the extent the disclosing Party elects, in its sole discretion, to pursue (2) above instead of (1)) and shall not require the receiving Party to provide the disclosing Party with training with respect to any inventions or Technology contained or described in any such disclosures.

8.3.1     The Parties will organize a meeting between each Party’s CTO (or someone holding a comparable position) or representative(s) appointed by such CTO or other person holding a comparable position within 2 months of the Closing Date to discuss the shared FOSSL Technology orally. After such meeting, the Parties shall agree as to which Party shall prepare a draft of written minutes for such meeting for approval by the other Party.

8.3.2     The Parties will meet at reasonable intervals agreed upon in writing by the Parties (and at least semi-annually during the Capture Period) to discuss the disclosed FOSSL Technology.

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

8.3.3     Philips and Hansen will keep reasonable records of all written information received under this Article.

8.3.4     Notwithstanding anything to the contrary set forth in this Agreement, this Section 8.3 shall terminate with respect to both Parties upon the ending of the Capture Period with respect to either Party.

9.      Prosecution, Maintenance, and Defense

         9.1        Purchased Hansen Patents (i.e., Hansen Group 1 Patents). Within the later of 60 days following the Signing Date or five (5) days following the Closing Date, Hansen shall transfer all files relating to the prosecution and maintenance of the Purchased Hansen Patents to Philips. Hansen shall advise Philips of any filing deadlines due within 90 days of such transfer, and shall be responsible for maintaining the files and satisfying all filing obligations that are due prior to the transfer at Philips’ cost and expense. Upon such transfer, Philips shall have the sole right and obligation, at Philips’ cost and expense, subject to Hansen’s rights under this Section 9.1, to file, prosecute and maintain the Purchased Hansen Patents. Philips shall provide Hansen (through patent counsel designated as set forth in Section 9.4. of this Agreement) with copies of all material correspondence, applications and filings reasonably in advance of filing or sending them to the applicable patent office for Hansen’s review and comment. Hansen shall have the right to monitor and comment on patent filings of Purchased Hansen Patents and the right to recommend claims directed to the Medical Robotics Field or SDOF Medical Robotics Field. Philips shall reasonably consider any comments provided by Hansen (including with respect to filing in a particular jurisdiction), but Philips shall have the final authority with respect to such correspondence, applications and filings, except that Philips shall not abandon or modify claims directed to the Medical Robotics Field or SDOF Medical Robotics Field without either Hansen’s prior written consent (e.g., given by Hansen’s review and approval of any draft of a submittal to a patent office which is forwarded to Hansen by patent counsel designated as set forth in Section 9.4. of this Agreement) or allowing Hansen at least [***] from transmittal of any such draft to Hansen to review and approve or provide comments on any such draft; however, with respect to claims within the Purchased Hansen Patents related to any and all activities and applications in the SDOF Medical Robotics Field or in the Medical Robotics Fields, if elections regarding obtaining patent term restoration (i.e. to take into account a regulatory review period) are to be made and the Parties do not agree, Hansen shall have the right to make the election and Philips shall abide by such election. With respect to the Purchased Hansen Patents, Philips shall provide Hansen with copies of all material correspondence, applications and filings filed with, sent to or received from the applicable patent office (following the receipt, filing or submission thereof, as the case may be). Hansen shall have the right to request filing of divisional applications, continuations, or national stage entries for claim coverage in the SDOF Medical Robotics Field or in the Medical Robotics Field. In the event that Hansen requests any divisional applications, continuations or national stage entries with respect to patent applications within the Purchased Hansen Patents, Hansen will pay for any prosecution of those applications and other costs and expenses associated therewith and have rights to file, prosecute, maintain and enforce such patent rights as set forth in this Agreement. If Philips decides to cease prosecution or maintenance of any of the Purchased Hansen Patents, Philips shall first provide Hansen with written notice of such decision within a reasonable period (but at least [***] if practicable) prior to any pending filing or maintenance fee deadline of which it is aware so Hansen may take, at Hansen’s sole cost and expense, whatever reasonable action may be necessary with respect thereto. Hansen may, in its sole discretion, thereafter assume responsibility for such prosecution or maintenance at its sole cost and expense, and shall notify Philips in writing prior to assumption if it elects to assume such responsibility. In such event, Philips and its Affiliates shall have a license under such Purchased Hansen Patent as if such Purchased Hansen Patent were a Licensed Hansen Patent, and shall assign (and hereby assigns, effective as of Philips’ receipt of Hansen’s notice therefor) to Hansen such Purchased Hansen Patent, and thereafter Hansen shall provide Philips, upon Philips’s request, with copies of all material correspondence, applications, and other filings with respect to any such Purchased Hansen Patents assumed by Hansen filed with, sent to or received from the applicable patent offices (following the receipt, filing or submission thereof, as the case may be). In the event Hansen so elects to assume such responsibility for a given Purchased Hansen Patent, Philips shall reasonably cooperate at Hansen’s cost and expense. In the event such Purchased Hansen Patents become involved in any litigation, each Party shall have its respective rights set forth in Article 12 below.

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

9.2        Licensed Luna Patents. With respect to the Licensed Luna Patents, licensed by Philips under the SPE-Philips Agreement, Philips acknowledges that prosecution and maintenance of the Licensed Luna Patents is controlled by Luna pursuant to the terms of Section 5 of the Hansen-Luna Agreement. Hansen shall provide Philips with copies of all material correspondence, applications and filings with respect to the Licensed Luna Patents filed with, sent to or received from the applicable patent office that Hansen receives from Luna. If Luna provides Hansen written notice of Luna’s decision to cease prosecution or maintenance of any of the Licensed Luna Patents (in one or more countries), Hansen may thereafter assume responsibility for such prosecution or maintenance in accordance with the Hansen-Luna Agreement. In such event, the following shall apply: Hansen shall first consult with Philips to determine whether Philips wishes to maintain an interest in the respective applications and filings. Hansen shall have the sole right to file, prosecute and maintain the Licensed Luna Patents through outside counsel (Section 9.4). If Philips as well as Hansen is interested in maintaining an interest in the applications and filings, the Parties shall share [***] the costs of such filing, prosecution and maintenance, and Philips shall reimburse Hansen for Philips’ share within sixty (60) days after the date of invoice therefor obtained from Hansen or directly from prosecution counsel. If only Philips (and not Hansen) is interested in maintaining an interest in the applications and filings, Philips shall take over filing, prosecution and maintenance of the respective patent family(ies).

For Licensed Luna Patents that are prosecuted/maintained by Hansen according to this article, Hansen shall provide Philips with copies of all material correspondence, applications and filings for the Licensed Luna Patents reasonably in advance of filing or sending them to the applicable patent office for Philips’s review and comment and the rights and duties of the Parties with respect to such Licensed Luna Patents will be the same as set forth below in Section 9.3 with respect to Hansen Group 2 Patents, but Hansen shall have the final authority with respect thereto. In the event such Licensed Luna Patents become involved in any litigation, each Party shall have its respective rights set forth in Article 12 below.

9.3        Hansen Group 2 Patents. For the avoidance of doubt, Hansen retains all rights to file, prosecute, maintain and, to the extent set forth in Article 12 of this Agreement, enforce patent rights in and to the Licensed Hansen IP in Hansen’s discretion. Philips shall have the right to monitor and comment on patent filings of Hansen Group 2 Patents and the right to recommend claims directed to the Licensed Field. Hansen shall reasonably consider any comments provided by Philips (including with respect to filing in a particular jurisdiction), but Hansen shall have the final authority with respect to such correspondence, applications and filings, except that Hansen shall not abandon or modify claims directed to the Licensed Fields without either Philips’s prior written consent (e.g., given by Philips’s review and approval of any draft of a submittal to a patent office which is forwarded to Philips by patent counsel designated as set forth in Section 9.4 of this Agreement) or allowing Philips at least [***] from transmittal of any such draft to Philips to review and approve or provide comments on any such draft; however, with respect to claims within the Hansen Group 2 Patents related to any and all activities and applications in the Licensed Fields, if elections regarding obtaining patent term restoration (i.e. to take into account a regulatory review period) are to be made and the Parties do not agree, Philips shall have the right to make the election and Hansen shall abide by such election. In the event such Hansen Group 2 Patents become involved in any litigation, each Party shall have its respective rights set forth in Article 12 below.

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Philips shall have the right to request filing of divisional applications, continuations, or national stage entries for claim coverage in the Licensed Fields In the event that Philips requests any divisional applications, continuations or national stage entries with respect to patent applications within the Hansen Group 2 Patents, Philips will pay for any prosecution of those applications and other costs and expenses associated therewith and have rights to file, prosecute, maintain and enforce such patent rights as set forth in this Agreement. If Hansen decides to cease prosecution or maintenance of any of the Hansen Group 2 Patents, Hansen shall first provide Philips with written notice of such decision within a reasonable period (but at least [***] if practicable) prior to any pending filing or maintenance fee deadline of which it is aware so Philips may take, at Philips’ sole cost and expense, whatever reasonable action may be necessary with respect thereto. Philips may, in its sole discretion, thereafter assume responsibility for such prosecution or maintenance at its sole cost and expense, and shall notify Hansen in writing prior to assumption if it elects to assume such responsibility. If Philips decides to cease prosecution or maintenance of any divisional applications, continuations or national stage entries with respect to patent applications within the Hansen Group 2 Patents, Philips shall first provide Hansen with written notice of such decision within a reasonable period (but at least [***] if practicable) prior to any pending filing or maintenance fee deadline of which it is aware so Hansen may take, at Hansen’s sole cost and expense, whatever reasonable action may be necessary with respect thereto. Hansen may, in its sole discretion, thereafter assume responsibility for such prosecution or maintenance at its sole cost and expense, and shall notify Philips in writing prior to assumption if it elects to assume such responsibility. In such event, Philips and its Affiliates shall continue to have a license under such Hansen Group 2 Patents as if such Purchased Hansen Patent were a Licensed Hansen Patent. Regardless of the foregoing, ownership of the Hansen Group 2 Patents shall remain with Hansen.

9.4        Prosecution Counsel. Philips will select counsel for filing and prosecution of such patent applications (including continuations, divisional applications and non-U.S. national stage filings) as are paid for in whole by Philips as set forth in this Agreement, including, the Purchased Hansen Patents, any Licensed Luna Patents for which prosecution and maintenance are assumed by Hansen but paid for in whole by Philips and for which responsibility can be transferred from Luna as set forth in the Hansen-Luna Agreement or other agreement between Luna and Hansen, and any Hansen Group 2 Patents where prosecution and maintenance cost and expense are paid for in whole by Philips (i.e., divisional applications, continuations, or national stage entries filed at the request of Philips for claim coverage in the Licensed Fields and paid for by Philips). Hansen agrees to use reasonable efforts to retain, with respect to its obligations under this Section 9.4, the same counsel for any patent prosecution or maintenance which is continued or later initiated by Hansen, as the counsel Philips uses, with respect to patent applications claiming priority to the Purchased Hansen Patents. The Parties shall use reasonable efforts to assure each patent family is prosecuted by the same counsel and consistent with the efforts taken for other applications and patents governed by this Section 9, notwithstanding the fact that the patent family may include divisional applications requested by Philips. Philips will not be responsible for filing, prosecution, issue, maintenance or other patent costs and expenses related to any Licensed Hansen Patents or Licensed Luna Patent unless set forth herein or authorized in advance, in writing, by Philips’ patent portfolio manager.

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

9.5        Prosecution and Maintenance of Licensed Luna Patents. To the fullest extent such rights have been granted to Hansen under the Hansen-Luna Agreement or other agreements between Hansen and Luna, Philips shall have and Hansen agrees to exercise on Philips’ behalf, in accordance with Section 9.2, the right to monitor and comment on patent filings of Licensed Luna Patents, the right to recommend or require (to the extent permitted under the Hansen-Luna Agreement) country selection for Licensed Luna Patents, particularly with regard to filing and prosecution of non-U.S. counterparts. Subject to Section 9.2, Hansen shall reasonably consider any comments provided by Philips (including with respect to filing in a particular jurisdiction), and use reasonable efforts to resolve any inconsistencies between Hansen and Philips’ positions with regard to the prosecution, and use reasonable efforts to incorporate Philips’ comments consistent with Hansen’s positions in such Luna correspondence, applications and filings. Notwithstanding anything to the contrary in this Section 9.5 and in Section 9.2, Philips’ right and ability to monitor and comment on any Licensed Luna Patents under this Section 9.5 and Section 9.2 shall be subject to Luna’s consent to the extent not already authorized under the Hansen-Luna Agreement.

10.        Representations, Warranties and Covenants; Conditions to Closing

10.1        Hansen-Luna Agreement. Upon the reasonable request of Philips, following the Closing, Hansen shall use commercially reasonable efforts to enforce the representations and warranties and covenants received by Hansen in the Hansen-Luna Agreement for which Philips presents reasonable evidence of a breach thereof in such notice and which breach would have a material and adverse effect on Philips’ rights hereunder; provided, however, that Hansen shall not be obligated to enforce such representations and warranties and covenants to the extent Hansen reasonably determines it has legitimate concerns that such enforcement will have a significant adverse impact on the other benefits and rights Hansen receives from Luna under the Hansen-Luna Agreement and/or the Development and Supply Agreement.

10.2        Hansen represents and warrants that, as of the Signing Date and the Closing Date:

10.2.1     Prior to the assignment to Philips hereunder, Hansen is the sole owner of the Purchased Hansen Patents and Hansen has good and marketable title thereto. None of the Purchased Hansen Patents are subject to any lien, charge, security interest or other encumbrance, except as described in Section 2.3.

10.2.2     Hansen has the full and unrestricted right and necessary power and authority to execute and deliver this Agreement, grant the rights granted herein and consummate the transactions contemplated hereby.

10.2.3     Hansen is in compliance in all material respects with the Hansen-Luna Agreement, Development and Supply Agreement, and Hansen-Intuitive Cross License Agreement (collectively, the “Material Contracts”). Hansen is not and to Hansen’s knowledge the other parties to the Material Contracts are not in material breach or default under the terms of any Material Contract, which default would have an adverse effect on Philips’ rights hereunder, and to Hansen’s knowledge there exists no event, condition or occurrence which would constitute such a breach or default by Hansen or such parties, nor has Hansen received any notice of any breach or default or alleged breach of default under any Material Contract. None of the Material Contracts are subject to any Third Party lien, charge, security interest or other encumbrance except as may be set forth in the terms and conditions of the Material Contracts. Hansen has not waived or allowed to lapse any of its rights under any of the Material Contracts, and no such rights have lapsed or otherwise expired or been terminated that would have an adverse effect on the rights granted to Philips and its Affiliates hereunder

10.2.4   The execution and delivery by Hansen of this Agreement or any other instrument or document required by this Agreement do not, and the performance of this Agreement, including, without limitation, the granting of licenses granted hereunder, will not, (a) conflict with or violate the organizational documents of Hansen, (b) conflict with or violate any law, order or regulation applicable to Hansen, or (c) result in any breach or violation of or constitute a material default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, charge, security interest or encumbrance in favour of any Third Party on any of the property or assets of Hansen relating to the Agreement.

10.2.5   Hansen has not granted any right, license, or interest in, to or under the FOSSL IP inconsistent with the rights and licenses granted to Philips in this Agreement.

10.2.6   Where Hansen has granted an exclusive license herein, Hansen represents and warrants that it has not granted any prior licenses under the FOSSL IP, and will not continue to practice within those fields except as expressly set forth herein.

10.2.7   To Hansen’s knowledge, no opposition or invalidity proceedings are pending in relation to any of the Licensed Patents or Purchased Hansen Patents, and no such proceedings have been threatened in writing

10.2.8   To Hansen’s knowledge, there is no intellectual property or conduct that it believes could reasonably render the Licensed Patents invalid or unenforceable.

10.2.9   Hansen is not actually aware of any issued patents or pending patent applications owned by Third Parties that would be infringed by Hansen’s and/or Philips’ practice of the FOSSL IP as such FOSSL IP exists by itself as of the Signing Date (i.e., excluding any modifications, improvements or alterations or incorporation of other technology). This representation is not intended to guarantee that no component of any commercial product of Philips, its Affiliates or its licensees would infringe or otherwise violate patents owned by a Third Party.

10.2.10 To Hansen’s knowledge, Luna or any of the patent holders of the FOSSL IP are not due any consideration from Philips as a result of this Agreement.

10.2.11        With the exception of the consent listed on Exhibit I, no additional consents of, or notice to, any third party is required for Hansen to execute and deliver this Agreement or under any Material Contract, and neither the enforceability nor any of the terms or provisions of any Material Contract will be amended or terminated by, the execution, delivery and performance of this Agreement, or the transactions contemplated hereby.

10.2.12        Hansen has disclosed all of Hansen’s patents and patent applications covering FOSSL Technology to Philips. To the extent any additional Hansen patents and patent applications covering FOSSL Technology exist that had not been previously disclosed, the Parties will discuss whether such patents and patent applications should be added to Hansen Group 2 Patents or the Hansen Group 3 Patents within reasonable time after the patent or patent application has come to the attention of the Parties.

10.2.13        Hansen (i) has sufficient capital to carry on its business, (ii) is able to pay its debts as they mature and (iii) is and, after giving effect to the transactions contemplated hereby, will be, solvent, and the value of its assets, at a fair valuation, is and, after giving effect to the transactions contemplated hereby, will be, greater than all of its debts. Hansen has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditor, (iii) suffered the appointment of a receiver to take possession of all or any portion of its assets, (iv) suffered the attachment or judicial seizure of all or any portion of its assets, (v) admitted in writing its inability to pay its debts as they come due nor (vi) made an offer of settlement, extension or composition to its creditors generally.

10.2.14        The terms and provisions of this Agreement were negotiated at arm’s length and are fair, reasonable and consistent with existing market conditions. Hansen has undertaken discussions with other potential purchasers/licensees of the FOSSL IP and, based on those discussions and Hansen’s own knowledge of market conditions, believes that the terms provided for in this Agreement, including price, represent in their totality the most favorable terms available to Hansen. The transactions contemplated by this Agreement are not being entered into by Hansen with the intention of hindering, delaying or defrauding any of Hansen’s current or future creditors.

10.3       Hansen Covenants:

10.3.1    Hansen will not amend or modify the Material Contracts in a way that would be inconsistent with any term of this Agreement.

10.3.2    Hansen will keep in full force and effect the Material Contracts (other than the Hansen-Luna Agreement after such agreement is assigned to SPE), materially comply with Hansen’s obligations under the Material Contracts, and not reduce any of its rights under such agreement in a way that would be inconsistent with any term of this Agreement.

10.3.3    Between the Closing Date and the actual transfer of the files related to the Purchased Hansen patents, Hansen shall use its best efforts to preserve intact the Purchased Hansen Patents and shall not, directly or indirectly, sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of or grant a lien on any Purchased Hansen Patents, or amend or modify any existing agreements with respect to any Purchased Hansen Patents.

10.3.4    Upon the terms and subject to the conditions set forth in this Agreement, each Party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate the transactions contemplated hereby.

10.4        Closing Conditions. The obligation of Philips to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by Philips:

10.4.1                Representations and Warranties. Each of the representations and warranties of Hansen set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Each of the representations and warranties of Hansen set forth in this Agreement that is qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and each of the other representations and warranties of Hansen set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

10.4.2                Agreements and Covenants. Hansen shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed or complied with by it under this Agreement on or prior to the Closing Date.

10.4.3                No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, nor shall any proceeding brought by any person seeking any of the foregoing be pending, and there shall not be any action taken, or any law or order enacted, entered, enforced or deemed applicable to transactions contemplated hereby, which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated.

10.4.4                Officer’s Certificate. Hansen shall have delivered to Philips a certificate of Hansen executed by an executive officer of Hansen, dated as of the Closing Date, in form and substance reasonably satisfactory to Philips, certifying that the conditions set forth in Sections 10.4.1, 10.4.2 and 10.4.3 have been satisfied.

10.4.5                Patent Assignment. Hansen shall have executed and delivered to Philips the patent assignment in the form attached as Annex 2 pursuant to which Hansen will transfer and assign to Philips the Purchased Hansen Patents.

10.4.6                Sublicense Agreement. SPE shall have executed and delivered to Philips the SPE-Philips Agreement and SPE shall have complied with all obligations to be complied with by SPE on or prior to the Closing Date under the SPE-Philips Agreement on or prior to the Closing Date.

10.4.7                JDA Amendment. The Extended Joint Development Agreement between Philips and Hansen dated as of November 15, 2009, as amended by Amendment No. 1 to Extended Joint Development Agreement dated as of the date hereof shall have not been revoked and shall be in full force and effect as of the Closing Date.

10.4.8                Legal Opinions. Morrison and Foerster LLP, counsel to Hansen and SPE, shall have delivered to Philips a customary “non-consolidation” legal opinion and a “true sale” legal opinion and legal opinions as to enforceability, due authorization and no conflict with Material Contracts.

10.4.9                SVB Consent. SPE shall have received consent from Silicon Valley Bank in the form attached hereto as Exhibit I.

10.5        Conditions to Closing by Hansen. The obligation of Hansen to effect the Closing shall be subject to the reasonable satisfaction at or prior to the Closing of the following conditions, unless waived in writing by Philips:

10.5.1                Representations and Warranties. Each of the representations and warranties of Philips set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

10.5.2                Agreements and Covenants. Philips shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed or complied with by it on or prior to the Closing Date under this Agreement on or prior to the Closing Date.

10.5.3                Officer’s Certificate. Philips shall have delivered to Hansen a certificate of Philips executed by an officer of Philips, dated as of the Closing Date, in form and substance reasonably satisfactory to Hansen, certifying that the conditions set forth in Sections 10.5.1 and 10.5.2 have been satisfied.

10.5.4                Initial Payments. Philips shall have made the payments set forth in Section 3.2 of this Agreement and Section 3.1 of the SPE-Philips Agreement

10.6        Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 10, ANY AND ALL FOSSL IP, CONFIDENTIAL INFORMATION, TECHNOLOGY AND INTELLECTUAL PROPERTY (AND ANYTHING ELSE) LICENSED, ASSIGNED, DISCLOSED OR PROVIDED BY EITHER PARTY TO THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT SHALL BE ON AN “AS IS” BASIS, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 10, ANY AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO ANY AND ALL WARRANTIES RELATED TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ABSENCE OF ERRORS AND/OR BUGS, ACCURACY OR COMPLETENESS OF RESULTS, VALIDITY, SCOPE OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, ARE EXPRESSLY DISCLAIMED.

10.7        Legal Opinion Expenses. Within sixty (60) days of receipt of an invoice therefor, Philips shall pay Hansen [***]

11.        Indemnification

11.1        By Philips. From and after the Closing, Philips shall indemnify, defend and hold harmless Hansen, its Affiliates and their respective directors, officers, agents and employees (the “Hansen Indemnitees”) from and against any and all claims, damages, liabilities, costs, expenses or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”) resulting from or arising out of suits, claims, proceedings or causes of action brought by a Third Party (each, a “Third Party Claim”) against any one or more of the Hansen Indemnitees, arising from [***]

11.2        By Hansen. From and after the Closing, Hansen shall indemnify, defend and hold harmless Philips, its Affiliates and their respective directors, officers, agents and employees (the “Philips Indemnitees”) from and against any and all Losses resulting from or arising out of a Third Party Claim against any one or more of the Philips Indemnitees, to the extent based on: [***]

11.3      Procedures. The Party requesting indemnification (“Indemnitee”) shall give prompt written notice to the Party required to provide indemnification (“Indemnifying Party”) of any Third Party Claim, with respect to which indemnification may be required under this Section 11, provided, however, that failure to give notice shall not impair the obligation of the Indemnifying Party to provide indemnification hereunder except if and to the extent that failure materially impairs the ability of the Indemnifying Party successfully to defend the Third Party Claim. The Indemnifying Party shall be entitled to assume the defense and control of any Third Party Claim at its own cost and expense, but the Indemnitees shall have the right to be represented by its own counsel at its own cost in such matters. The Indemnitees shall provide all reasonable assistance to the Indemnifying Party, at the Indemnifying Party’s expense, in connection with the defense of any Third Party Claim hereunder. Neither Party shall settle or dispose of any Third Party Claim in any manner which would adversely impact the rights or interests of the other Party under this Agreement without the other Party’s prior written consent, without limiting the application of the royalty-stacking provisions of Section 3.4.

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

11.4      Notwithstanding anything in the foregoing, a Party shall not be required to indemnify the other Party for any liability such other Party incurs arising from some act or omission for which such other Party is responsible under applicable law.

12.        Enforcement of Licensed Patents and Purchased Hansen Patents

12.1      Notification. Each Party shall promptly notify the other Party in writing if the notifying Party reasonably believes that any Purchased Hansen Patent or any of the Licensed Patents is being threatened, being infringed or has been infringed by a Third Party. [***]

12.2      Enforcement within the Vascular Non-Robotic Field, the Endoluminal Non-Robotic Field or the Orthopedics Field. With respect to any infringement (or allegation of infringement) of [***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

12.3      Enforcement of Purchased Hansen Patents. With respect to any infringement (or allegation of infringement) of [***]

12.4      [***]

12.5      Cooperation. The Party instituting an enforcement action pursuant to Section 12.2 or Section 12.3 (“Enforcing Party”) shall keep the other Party (“Non-Enforcing Party”) reasonably apprised of all developments in such enforcement actions and shall consult with the Non-Enforcing Party regarding such enforcement activities. The Non-Enforcing Party shall, at the Enforcing Party’s cost and expense, reasonably cooperate with the Enforcing Party and provide all reasonable assistance in connection with any such litigation, including without limitation agreeing to be named as a party or in the case of Hansen, causing Luna to be named to such action or having such action brought in the Non-Enforcing Party’s name by the Enforcing Party if and to the extent required for the Enforcing Party to have the legal right to initiate such an enforcement action.

12.6      Settlement. The Enforcing Party shall have the right to settle the dispute provided, however, no settlement, consent judgment or other voluntary final disposition of the action that involves an admission of the Non-Enforcing Party’s liability or wrongdoing, requires the Non-Enforcing Party to take or refrain from taking any action or incur any payment obligations or other liabilities or otherwise binds the Non-Enforcing Party or that involves an admission of the invalidity or unenforceability of the Licensed Hansen IP or Licensed Luna IP or other IP of the Non-Enforcing Party or that could reasonably be likely to restrict the Non-Enforcing Party from conducting its business, may be entered into without the express written consent of the Non-Enforcing Party, which consent shall not be unreasonably withheld. To the extent Hansen incurs any indemnification liability under Section 5.2(e) of the Hansen-Luna Agreement on account of any Philips enforcement action hereunder, Philips shall indemnify and hold harmless Hansen with respect thereto.

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

12.7      Allocation of Proceeds. Recoveries from enforcement actions brought under Section 12.2 for Exclusive License Infringement shall be allocated first to the reimbursement of any costs and expenses incurred by Philips to the extent not previously reimbursed, and then to the reimbursement of any costs and expenses incurred by Hansen, and then with respect to any remaining amounts [***]

13. Term	and Termination:

13.1      Term. This Agreement shall be effective as of the Closing Date, and shall remain in force until the expiration date of the last to expire Licensed Patent (the “Term”), unless terminated earlier pursuant to Section 13.2.

13.2      Termination.

13.2.1 Unless agreed to otherwise in writing in advance by the Parties, the termination of the SPE-Philips Agreement by a party to such agreement for a particular reason shall automatically and without any action required by the Parties terminate this Agreement as if for the same reason and any elections made with respect to termination by the terminating party under the SPE-Philips Agreement shall be deemed elections made with respect to termination of this Agreement, mutatis mutandis and with references to SPE interpreted as references to Hansen. By way of non-limiting example, if Philips terminates the SPE-Philips Agreement pursuant to Section 9.2.1 of the SPE-Philips Agreement and makes the election specified in Section 9.2.2(ii)(1) of the SPE-Philips Agreement, Philips shall be deemed to have terminated this Agreement pursuant to Section 13.2.1 and to have made the election specified in Section 13.2.2(ii)(1). Without limiting the foregoing, this Agreement (and with respect to Section 13.2.1(iii), any part of this Agreement relating to the subject matter acquired by the non-practicing entity) may be terminated:

(i) by a Party in the event of a material breach of the Agreement by the other Party which has not been cured within [***] of notice by the non-breaching Party.

(ii) [***]

(iii) [***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

Such rights of termination shall not be exclusive of any other surviving provisions, remedy or means of redress to which the non-defaulting Party may be lawfully entitled and all such remedies shall be cumulative.

13.2.2 In addition, the following shall apply:

(i)                     Termination of this Agreement by Hansen for any reason other than failure of Philips to make the full payments pursuant to Section 3.2 of this Agreement and Section 3.1 of the SPE-Philips Agreement shall not result in the termination of any of the licenses granted hereunder or reversal of any of the ownership transfers effectuated hereunder, but shall entitle Hansen to bring a claim for money damages arising from Philips’ uncured material breach.

(ii)                     In case of termination of this Agreement by Philips, Philips shall have the right to elect by written notice either (1) to terminate all licenses granted by the Parties to each other hereunder, effective from the termination date, and to return all purchased Intellectual Property, Technology, items and licensed rights and materials hereunder to Hansen (and such licenses shall terminate and Philips shall comply with its obligations to return the foregoing), with reservation of the right to claim damages arising from the uncured material breach or (2) to maintain all such licenses and transfers of ownership interests in full force and effect subject to the payment obligations in Section 3.3 and Section 3.5, but with reservation of its right to damages arising from the uncured material breach.

(iii)                     Termination shall not release either Party from any payment or other obligation that has accrued as of the effective date of the termination. Without limiting the generality of the foregoing, each Party shall pay the other, within thirty (30) days after such termination, amounts equal to all reimbursable expenses, patent royalties, milestone payments and other payments of whatever nature which are then owed to such Party hereunder.

(iv)                     Upon termination of this Agreement by Philips pursuant to Section 13.2.1, if Philips makes the election specified in 13.2.2(ii)(1): (1) all licenses granted by Hansen to Philips pursuant to Section 2 shall automatically terminate (2) Philips may, if it deems appropriate as contributing to the mitigation of damages, promptly prepare, execute, deliver, transfer and assign to Hansen all regulatory filings and marketing authorizations covering FOSSL Systems (and related Products) for the Licensed Fields, including any rights of reference necessary or appropriate in connection therewith; (3) Philips may, if it deems appropriate as contributing to the mitigation of damages, transfer to Hansen all data, materials, results and other information generated by or for Philips in support of regulatory approval for FOSSL Systems (and related Products) for the Licensed Fields prior to the date of such termination; (4) Philips shall cease using and, within thirty (30) days after termination, return (and cause its Affiliates and its and their licensees and sublicensees to cease using and to return) to Hansen all Hansen Confidential Information provided to Philips by Hansen pursuant to this Agreement and marked as such; (5) Philips may, if it deems appropriate as contributing to the mitigation of damages, grant to Hansen a nonexclusive, irrevocable, perpetual license (with the right to sublicense through one or multiple tiers) to any and all FOSSL Technology (and any IP therein or thereto) owned or controlled by Philips as of the effective date of such termination and developed, made, created, conceived, reduced to practice (in whole or in part) by or for Philips or its Affiliates or its or their licensees or sublicensees in connection with the exercise of the licenses granted to Philips and its Affiliates hereunder; (6) without limiting the license granted by Philips under Section 2.2.2, Philips may, if it deems appropriate as contributing to the mitigation of damages, grant to Hansen a nonexclusive, irrevocable, perpetual license (with the right to sublicense through one or multiple tiers) under the Purchased Hansen Patents in the Vascular Non-Robotic Field, the Endoluminal Non-Robotic Field, the Non-Robotic Medical Devices Field (including the Colonoscopy Non-Robotic Field), and the Orthopedics Field; and (7) Philips automatically shall be deemed to have assigned to Hansen all Naked Licenses and Naked Sublicenses (or other sublicenses of FOSSL IP hereunder) existing as of the effective date of termination unless Hansen declines such assignment within thirty (30) days of termination.

(v)                     Without limiting the foregoing, upon termination by Philips pursuant to Section 13.2.1(ii), the following provisions will terminate immediately upon payment by Philips to Hansen or its acquirer of USD one million ($1,000,000): Section 3.3 (Product Payments, reporting requirements, and certain sections related thereto, e.g., 3.4, 3.6, 3.14 and 3.15); and any Naked Sublicenses (under Section 3.5) granted after the transaction contemplated by Section 13.2.1(ii). For the avoidance of doubt, all Naked Sublicenses existing prior to the transaction contemplated in Section 13.2.1(ii), shall remain in force.

13.2.3   Certain Effects for Termination by Hansen. Upon termination of this Agreement by Hansen pursuant to Section 13.2 for failure of Philips to make the full payments mentioned in Section 3.2 of this Agreement and Section 3.1 of the SPE-Philips Agreement (i) Philips acknowledges that no licenses shall have been granted by Hansen pursuant to Section 2; (ii) Philips shall assign (and hereby assigns, effective as of the effective date of such termination) to Hansen the Purchased Hansen Patents, and Philips shall transfer all files relating to the prosecution and maintenance of the Purchased Hansen Patents to Hansen; and (iii) Philips shall cease using and, within thirty (30) days after termination, return (and cause its Affiliates and its and their licensees and sublicensees to cease using and to return) to Hansen all Hansen Confidential Information marked as such, provided to Philips by Hansen pursuant to this Agreement.

13.3      Survival. Provided the Closing has occurred,

13.3.1   The following Sections shall survive the termination or the expiration of this Agreement for any reason and in all circumstances: 2.2.2 (except for Philips’ retained right to research, develop, make, have made, use, have used, import, sell, have sold and otherwise commercialize and exploit Products in each case solely within SDOF Medical Robotics Field), 2.6, 2.7, 3.7, 3.9, 3.10, 3.11, 3.12, 3.13, 4, 10.6, 11, and 13 through 21.

13.3.2   In addition to the Sections set forth in Section 13.3.1, the following Sections shall survive the termination of this Agreement (a) in the event of termination of this Agreement by Hansen for any other cause than failure of Philips to make the full payment mentioned in Section 3.2 or payments due under Section 3.3 and Section 3.5 or (b) in the event of termination of this Agreement by Philips and if Philips makes the election specified in Section 13.2.2(ii)(1): 3.3, 3.4, 3.5, 3.6, 3.8, 3.14, 3.15, 5, 6, 8, 9 and 12. Further, if the licenses granted by Hansen to Philips expressly survive termination of this Agreement as provided for above, then, for the avoidance of doubt, Sections 2.3, 2.4 and 2.5 shall also survive together with such rights and licenses.

14.        Bankruptcy: Notwithstanding anything to the contrary in this Agreement, the Parties hereto acknowledge and agree that all rights, privileges, releases, non-assertions, immunities and licenses granted under or pursuant to this Agreement by Hansen to Philips and its Affiliates are, and are intended to be, and shall be deemed to be, for purposes of Section 365(n) of title 11 of the United States Code, (as may be amended from time to time, “the Bankruptcy Code”), licenses of rights to intellectual property (including without limitation “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code) and: (a) all reports, drawings, samples, prototypes and other books and records and embodiments of the intellectual property shall be deemed “embodiments” of the intellectual property protected by Section 365 of the Bankruptcy Code hereunder; and (b) any escrow agreements established pursuant to this agreement shall be an “agreement supplementary” to this Agreement for the purposes of Section 365(n) of the Bankruptcy Code. All of the rights of Philips and its Affiliates under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy proceeding in which Hansen is a debtor. The Parties hereto acknowledge and agree that Philips and its Affiliates, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code or equivalent law, statute, treaty or legislation in any other jurisdiction including, but not limited to, those rights and remedies under Section 365(n) of the Bankruptcy Code. Without limiting the generality of the foregoing, Hansen further agrees that, in the event that any proceeding shall be instituted by or against Hansen seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of Hansen or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for Hansen or any substantial part of its property or if Hansen shall take any action to authorize any of the foregoing actions (collectively, an “Insolvency Proceeding”), Philips and its Affiliates shall retain all rights, licenses, privileges, releases, non-assertions and immunities granted under or pursuant to this Agreement and their rights to enforce these rights under this Agreement. Without limiting the foregoing, to the maximum extent permitted by law, Philips and its Affiliates shall not be affected by the rejection of this Agreement in any such Insolvency Proceeding (a “Rejection”) and Philips and its Affiliates shall retain all rights and remedies as provided under Section 365(n) of the Bankruptcy Code. Upon any Rejection, Hansen and/or any trustee shall be required to turn over the intellectual property subject to this Agreement to Philips upon written request made by Philips to Hansen and/or the trustee. Philips shall under no circumstances be required to terminate this Agreement after a Rejection in order to enjoy or acquire any of its rights under this Agreement; provided, however, upon any such Rejection Philips shall have the automatic right to terminate this Agreement. In the event that this Agreement is subject to a Rejection any continuing payments required by Philips hereunder shall be equitably adjusted to reflect the loss of any services or other rights of Phillips and its Affiliates or obligations of Hansen or its Affiliates that are terminated as a result of any such Rejection. Notwithstanding anything in this Agreement to the contrary, in the event that Hansen files for relief or protection under the Bankruptcy Code, or there is otherwise an Insolvency Proceeding by or against Hansen, Hansen acknowledges and agrees that each and all of the rights, licenses, privileges, non-assertions and immunities granted to Philips under this Agreement are not assumable by Hansen (or a trustee) and are not assignable to a Third Party. Upon any such Insolvency Proceeding by or against Hansen, Philips shall be deemed to have made a request for enforcement of all of its rights and licenses pursuant to Section 365(n)(4) of the Bankruptcy Code, without further action by Philips.

15.        Confidentiality.

15.1    Definition. “Confidential Information” shall mean all non-public written, visual, oral and electronic data and information disclosed by one Party (“Discloser”) to the other Party (“Recipient”) under this Agreement that relates to the Discloser’s business, technology, products, processes, techniques, research, development and marketing and is marked as confidential or proprietary or disclosed under circumstances reasonably indicating that it is confidential or proprietary. All FOSSL IP (that has not otherwise been publicly disclosed or made available, such as described in Section 15.3 below) shall be Confidential Information of Hansen and Hansen shall be the Discloser (and Philips the Recipient) thereof. All Confidential Information (including without limitation all copies, extracts and portions thereof) shall remain the property of Discloser. Except as expressly agreed otherwise by the Parties, Recipient does not acquire any intellectual property rights under any disclosure hereunder except the limited right to use such Confidential Information in accordance with this Agreement.

15.2    Restrictions. Recipient shall hold all Confidential Information of Discloser in strict confidence and shall not disclose any such Confidential Information to any Third Party except as expressly provided in this Section 15.2. Recipient may disclose the Confidential Information of Discloser only to regulatory authorities and employees, agents, contractors, Affiliates and actual and potential licensees and sublicensees (solely to the extent, in the case of any such licensee or sublicensee, such Confidential Information to be disclosed is licenseable or sublicenseable to such licensee or sublicensee), in all such cases who have a reason to know such information for purposes of Recipient’s performance of its obligations or exercise of its rights under this Agreement and (except with respect to regulatory authorities) who are bound in writing by restrictions regarding disclosure and use at least as protective of Discloser as the terms and conditions in this Agreement. Recipient shall not use any Confidential Information of Discloser for the benefit of itself or any third party or for any purpose other than to perform its obligations and exercise its rights under this Agreement. Recipient shall take at least the same degree of care that it uses to protect its own confidential and proprietary information and materials of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication, or dissemination of the Confidential Information of Discloser.

15.3    Scope. The foregoing restrictions on disclosure and use shall not apply with respect to any Confidential Information of Discloser to the extent such Confidential Information: (a) was or becomes publicly known through no wrongful act or omission of the Recipient or its Affiliates and their respective employees, agents and representatives; (b) was rightfully known by Recipient before receipt from Discloser; (c) becomes rightfully known to Recipient from a source other than Discloser without breach of a duty of confidentiality to Discloser or its Affiliates; or (d) is independently developed by Recipient without the use of or access to the Confidential Information of Discloser. In addition, Recipient may use or disclose Confidential Information of Discloser to the extent (i) approved by Discloser in writing or (ii) Recipient is legally compelled to disclose such Confidential Information, provided, however, that prior to any such compelled disclosure, if possible, Recipient shall give Discloser reasonable advance notice of any such disclosure and shall cooperate with Discloser, at Discloser’s cost, in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of such Confidential Information.

15.4    Terms of this Agreement. The Parties acknowledge the confidential nature of this Agreement and, except to the extent provided in Section 15.5 and Section 15.6, neither Party shall disclose the existence or the contents of this Agreement without obtaining the prior approval of the other Party in writing, save as required by applicable law (including as required by the United States Securities and Exchange Commission) or by either Party in connection with the enforcement of its rights hereunder or on a confidential basis to actual and potential investors or acquirors and legal counsel who are bound by obligations of confidentiality at least as restrictive as those set forth in this Agreement. Any breach by either Party of any of its confidentiality obligations under this Article 15 shall not affect any right or remedy to which the non-breaching Party would be entitled at law absent this Agreement.

15.5    Press Releases. Notwithstanding any other provision of this Section, Philips and Hansen may, with prior written consent of the other Party, issue press releases acknowledging that Philips and Philips Affiliates are licensed under the Licensed Patents, provided that the terms of this Agreement are not disclosed. Each Party agrees to the issuance of the proposed press release attached as Exhibit A. Each Party may disclose any information in such press release (or any subsequent mutually agreed press release or other public announcement) without the additional consent of the other Party.

15.6    Disclosures of Terms to Certain Third Parties. Notwithstanding any other provision of this Section 15.6, Philips shall be entitled to disclose the existence of this Agreement and the amount of the payment to be made to any Third Party with which Philips has an agreement, arrangement, understanding, or relationship which permits Philips or the Third Party to seek payment or reimbursement, in whole or in part, of any portion of any of the payments to be made. Before disclosing any information related to this Agreement to such a Third Party, including but not limited to Philips customers and suppliers meeting the foregoing description, Philips shall obtain agreement from the Third Party that the disclosure shall be on a confidential basis and that the disclosed information shall not be provided to anyone outside of the Third Party, other than its outside legal counsel.

15.7    Limitation of Liability. Except for a breach of Article 15 (Confidentiality), neither Party shall be liable to the other Party, its employees, directors, shareholders, agents for any indirect or consequential, incidental, punitive or special, damages (including but not limited to damages for business interruption or for personal injury) arising out of or in connection with this Agreement, even if the other Party has been advised of the possibility of such damages. To the extent either Party is liable to the other Party for any claims arising out of or in connection with this Agreement, such liability shall be limited to the greater of (a) the amounts owed or paid by Philips pursuant to Sections 3.2, 3.3, and 3.5 and (b) USD 25 Million.

16.        Notices. Any notice required under this Agreement to be sent by either Party shall be given in writing by means of a letter or facsimile directed:

             In respect of Hansen, to:

A. For notices of a general nature, to:

             Bruce Barclay - CEO

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

B. For matters of a general nature:

Robert Mittendorff, MD, MBA

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

C. For IP/legal matters:

Arthur Hsieh, JD, PhD

Vice President, Legal Affairs

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

In respect of Philips, to:

Philips Intellectual Property & Standards

P.O. Box 220

5600 AE Eindhoven

The Netherlands

F.a.o. CIPO

Fax no.: + 31 40 27 45267

And also to:

Philips Healthcare

A division of Philips Electronics North America Corp.

3000 Minuteman Road

Andover, MA 01810

USA

Attention: Chief Legal Officer

Fax no. : 978-975-1285

With a copy to, for technical matters and information pursuant to Article 8:

Nijs C. van der Vaart, PhD, Senior Director Innovation, BU interventional X ray

Veenpluis 4-6

5684 PB Best

The Netherlands

FAX number: +31 40 27 65657

or such other address as may have been specified in writing by either Party to the other. Notice shall be conclusively deemed to have been duly given (a) when hand delivered to another Party; (b) when sent by facsimile, with receipt confirmation, to the number set forth above if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day; or (c) the next business day after deposit with an international overnight delivery service, postage prepaid, addressed to the applicable Party as set forth above with next business day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

17.        No Assignment

17.1    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective Affiliates, successors and assigns. This Agreement shall not be assignable by either Party, in whole or in part to any Third Party (subject to Philips’ termination rights under Article 13), except that either Party may assign or transfer this Agreement, without consent, to (a) an Affiliate of that Party or (b) a purchaser of all or substantially all of such Party’s assets to which this Agreement relates or (c) a successor to such Party’s business to which this Agreement relates through any merger, consolidation or reorganization; provided in each case that the entity to whom this Agreement is assigned agrees in writing to be bound by the terms and conditions hereof.

18.        Independent Contractors. The Parties are and intend to remain independent contractors. Nothing in this Agreement shall be construed as an agency, joint venture or partnership between the Parties.

19.        Applicable Law and Jurisdiction

19.1    This Agreement shall be governed by and construed in accordance with the laws of New York, without regard or reference to its conflicts of law rules or principles.

19.2    Any dispute between the Parties in connection with this Agreement (including any question regarding its existence, validity or termination) shall be submitted to the competent courts of The State of New York.

20.        Miscellaneous

20.1    Force Majeure. If for reasons of Force Majeure, as hereinafter defined, any Party fails to comply with its obligations hereunder other than the payment of money, such failure shall not constitute breach of contract, provided, however, that such Party shall give the other Party prompt written notice of the failure to perform and the reason therefor and uses its reasonable efforts to limit the resulting delay in its performance. For the purpose of this Section, Force Majeure shall mean acts of God; war; civil commotion; destruction of production facilities or materials; fire, earthquake or storm; labor disturbances or strikes; failure of public utilities or common carriers and any other similar causes beyond the reasonable control of any party.

20.2    Severability. If any of the provisions of this Agreement is determined to be invalid or unenforceable by any court of competent jurisdiction, such finding shall not invalidate the remainder of this Agreement which shall remain in full force and effect as if the provision(s) determined to be invalid or unenforceable had not been a part of this Agreement. In the event of such finding of invalidity or unenforceability, the Parties will endeavor to substitute forthwith the invalid, or unenforceable provision(s) by such effective provision(s) as will most closely correspond with the original intention of the provision(s) so voided.

20.3    Entire Understanding. This Agreement and any attachments hereto constitute a single, integrated written contract expressing the entire agreement of the Parties with respect to the subject matter hereof and shall not be modified, supplemented, or repealed except by a writing signed by each of the Parties. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any Party, except as specifically set forth in this Agreement. All prior discussions, written communications, agreements and negotiations with respect to the subject matter hereof have been merged and integrated into and are superseded by this Agreement. Specifically, with respect to the subject matter hereof, this Agreement supersedes that certain Mutual Nondisclosure Agreement between the Philips Healthcare, a division of Philips Electronics North America Corporation and Hansen dated April 27, 2009.

20.4    Waiver. No waiver by any of the Parties to this Agreement of any breach of any term, condition or obligation of this Agreement by any other Party shall be construed as a waiver of any subsequent or continuing breach of that term, condition or obligation or of any other term, condition or obligation of this Agreement of the same or of a different nature. Neither the failure nor the delay of either Party to enforce any provision of, or right or remedy under, this Agreement shall constitute a waiver of such provision, right or remedy or of the right of each Party to enforce each and every provision of this Agreement. Any waiver of this Agreement must be in writing.

20.5    Authority; Due Execution. Each Party represents and warrants to the other, that (i) it has full power and authority to enter into this Agreement and any agreements related hereto and, subject to the terms and conditions hereof, this Agreement, when executed, will be a valid and legally binding obligation of such Party according to its provisions; (ii) the execution and performance of this Agreement will not constitute a breach of or an event of default under any agreement, contract, law or regulation to which such Party is or may be bound; and (iii) the execution and performance of this Agreement has been duly authorized by all necessary corporate action.

20.6    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.7    Headings. The headings and captions used in this Agreement are for convenience only and shall not be considered in construing or interpreting this Agreement.

21.        Specific Performance. The rights and remedies of the parties hereto shall be cumulative. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach.

AS WITNESS, the Parties have caused this Agreement to be signed on the date first written above.

FOR HANSEN:

Hansen Medical, Inc.

/s/ Bruce J Barclay
(signature)
Name: Bruce J Barclay
Title: Chief Executive Officer

FOR PHILIPS:

Koninklijke Philips Electronics N.V.

/s/ Ruud Peters
(signature)
Name: Ruud Peters
Title: Chief Intellectual Property Officer

Philips Medical Systems Nederland B.V.

/s/ Bert Van Meurs
(signature)
Name: Bert Van Meurs
Title: Senior Vice President

/s/ John Van Soerland
(signature)
Name: John Van Soerland
Title: Senior Director

[SIGNATURE PAGE TO PATENT AND TECHNOLOGY LICENSE AND PURCHASE AGREEMENT]

Exhibit A

Press Release

Hansen Medical and Philips Enter Agreements for the Development of Non-Robotic Applications of Fiber Optic Shape Sensing and Localization Technology

Hansen to Receive $29 Million Upfront and up to $78 Million in Future Payments

MOUNTAIN VIEW, Calif. – February 3, 2011 – Hansen Medical, Inc. (Nasdaq: HNSN), a global leader in flexible robotics and the developer of robotic technology for accurate 3D control of catheter movement, today announced that it has entered, directly and through a wholly owned subsidiary, into patent and technology license, sublicense and purchase agreements with Philips to allow them to develop and commercialize the non-robotic applications of Hansen Medical’s Fiber Optic Shape Sensing and Localization (FOSSL) technology.

FOSSL is a potentially disruptive visualization technology that employs a fiber optic sensor designed to allow physicians to identify both the shape and position of catheters and other tools used in minimally invasive procedures. FOSSL has the potential to enable more efficient and precise control and continuous tracking of flexible tools used in these procedures. Unlike traditional visualization methods, FOSSL is designed to provide visual information in 3D with significant reduction in the use of x-ray. FOSSL is being developed by Hansen Medical and Luna Innovations, Inc. which are jointly advancing its use in medical applications.

Under the terms of the agreements, Philips has the exclusive right to develop and commercialize the FOSSL technology in the non-robotic vascular, endoluminal and orthopedic fields. In addition, the parties have amended their previous joint development agreement to allow for Philips to potentially extend and increase certain fees to be paid by Hansen Medical based on the future sales of the currently investigational flexible catheter vascular robotic system now under development at Hansen Medical with planned commercialization in the US and Europe in 2011. Hansen Medical will receive upfront payments of $29 million in connection with these arrangements and will be eligible to receive up to an additional $78 million in future payments associated with the successful commercialization or licensing by Philips or its collaborators of products containing FOSSL technology.

“Today’s announcement is an important milestone in the history of Hansen Medical,” said Bruce Barclay, President and CEO of Hansen Medical. “As a result of the hard work by our talented employees, we have made tremendous strides evolving our business strategy and focusing on new market opportunities to create a proprietary mode of safe and effective imaging. We are pleased to expand our relationship with Philips, and are now in a position to further develop and commercialize this technology which has the potential to improve clinical outcomes for future medical products, including to significantly reduce the amount of harmful radiation generated in interventional procedures, all to the benefit of patients, physicians and hospital staffs. Finally, these agreements allow us to significantly enhance our cash position and strengthen our balance sheet without incurring a dilutive event for our shareholders.”

“These agreements represent a considerable step forward in the relationship between Hansen Medical and Philips Healthcare in bringing innovative technology solutions to patients and physicians in multiple medical fields from orthopedics to interventional procedures. We are delighted to be moving forward with Philips on both the application of the FOSSL technology outside of robotics and on the advancement of our robotics technology for vascular procedures,” said Robert Mittendorff, M.D. Vice President of Marketing and Business Development at Hansen Medical.

While minimally invasive procedures have advanced significantly in the past 30 years, their potential is still limited by imaging and localization, which remain critical elements to knowing where flexible tools are in the body. Since the incision is so much smaller than typical open surgery and direct visualization is not possible, physicians have to rely on X-ray imaging or localization to know where their instruments are and the shape of the instruments they are manipulating. Significant radiation exposure to the patient and physician is often the result, and usually provides only two dimensional information. With FOSSL enabled devices, the potential benefits to patients and the physicians that treat them are substantial, including increased efficiency, control and reduced use of radiation in minimally invasive procedures.

Hansen Medical Conference Call

Company management will hold a conference call to discuss its new agreements with Philips today, February 3, 2011, at 5:30 a.m. Pacific (8:30 a.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 877-941-2321 or 480-629-9714. An audio replay will be available approximately one hour after the completion of the conference call through February 3, 2011, by calling 877-870-5176 or 858-384-5517, and entering access code 4379093.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. The company’s Sensei® system and its Sensei X Robotic Catheter System were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in electrophysiology (EP) procedures. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the United States, the Sensei System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei and Sensei X systems for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established during EP procedures, such as guiding catheters in the treatment of AF. In the European Union, the Sensei and the Sensei X systems are cleared for use during EP procedures, such as guiding catheters in the treatment of AF. The flexible catheter vascular robotic system requires regulatory filings and approval and is not commercially available. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Hansen Medical’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “ believes,” “potential,” and similar words. Hansen Medical intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements regarding expectations for the commercialization of the FOSSL technology and our flexible catheter vascular robotic system. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, the realization of the full potential benefits of the agreements with Philips requires the development of new products and applications of technology that are subject to design, engineering and manufacturing challenges, potential safety and regulatory issues that could delay, suspend or terminate clinical studies, regulatory approvals or sales, and reliance on third parties to develop, obtain regulatory approval for, manufacture, market and sale of products containing FOSSL technology. These and other risks are described in greater detail under the heading “Risk Factors” contained in our periodic SEC filings, including our Quarterly Report on Form 10-Q filed with the SEC on November 9, 2010. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. Hansen Medical undertakes no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design, Hansen Medical & Heart Design, and Sensei are registered trademarks of Hansen Medical, Inc. in the United States and other countries.

Hansen Medical Contacts:

Peter Osborne	Matt Clawson
Interim CFO	Allen & Caron Inc
Hansen Medical	949.474.4300
650.404.5800	matt@allencaron.com

# #    # #

EXHIBIT B

Listed Patents and Patent Applications within Licensed Luna Patents

[***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXHIBIT C

Certain Luna Technology within Licensed Luna IP

[***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

•

EXHIBIT D

[***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

EXHIBIT E

Hansen Group 1 Patents

[***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXHIBIT F

Hansen Group 2 Patents

[***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXHIBIT G

[***]

Hansen Group 3 Patents

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit H

List of Hansen Agreements Provided by Hansen to Philips for Philips’ Review

[***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXHIBIT I

Silicon Valley Bank Consent

[To be attached.]

Annex 1: Royalty Reporting Form

[Licensor]

Name:

Department:

Address:

Fax: [number]

Koninklijke Philips Electronics N.V. [other Philips entity]

P.O. Box 220

5600 AE Eindhoven

The Netherlands

Fax no.: + 31 40 27 45267

Date:

Koninklijke Philips Electronics N.V.

Manufacturing site [Philips entity]

City:

Country:

Reference: Royalties

This is to provide you with our royalty statement under the Patent License and Assignment Agreement of February 3, 2011 between our companies, which covers the relevant business of FOSSL Systems for the [1st, 2nd] calendar half of [year]. The total fee is to be calculated in accordance with [reference].

FOSSL System, (serial number)	Description	Units Sold	Calculation of Applicable Royalty Amount		Total Royalty fee due in Euro

Gross amount due
Less withholding tax (if applicable)
Net amount due

I attest that the above is true, complete and accurate.

Signed on behalf of [Licensee].

Name:

Title:

Annex 2: Assignment Form

D E E D    O F    A S S I G N M E  N T

This ASSIGNMENT made the .second day of February Two thousand eleven

BETWEEN

HANSEN MEDICAL, INC., a corporation having its registered office at 800 East Middlefield Road, Mountain View, CA 94043, USA (hereinafter “Assignor”) of the other part,

and

KONINKLIJKE PHILIPS ELECTRONICS N.V., a company duly incorporated under the laws of The Netherlands, having its registered office in Eindhoven, The Netherlands (hereinafter “Assignee”) of the one part,

WHEREAS, Assignor and Assignee have entered into that certain Patent and Technology License and Purchase Agreement dated February 3, 2011 (“License and Purchase Agreement”),

This Deed of Assignment is to confirm the following:

Assignor is the registered proprietor of the United States and foreign patents and patent applications listed on the attached Schedule 1 having the titles set forth thereon (hereinafter “Patent rights”)

In consideration of a sum of or equivalent to at least $1 (one US dollar) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms and conditions of the License and Purchase Agreement, Assignor has assigned to Assignee all right, title and interest in and to the Patent rights and Assignee has accepted said assignment.

Assignor hereby grants full power of attorney to Assignee to submit this Deed of Assignment to the patent authorities of the United States and other jurisdictions in which such Patent rights may obtain and to request those authorities to record the assignment of the legal title to the Patent rights from Assignor to Assignee in the appropriate registers provided that, where possible, any retained license to Assignor and its Affiliates shall be simultaneously recorded in those registers.

EXECUTED for and on behalf of	EXECUTED for and on behalf of
KONINKLIJKE PHILIPS	HANSEN MEDICAL, INC.
ELECTRONICS N.V.

Authorized Representative	Authorized Representative

[Signature Page for Deed of Assignment]

Schedule 1 to Annex 2 (Assignment Form)

Patent rights

[***]

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.